As filed with the Securities and Exchange Commission on February 13, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INVITAE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-1701898 (I.R.S. Employer Identification No.)

458 Brannan Street San Francisco, California (Address of principal executive offices)	94107 (Zip Code)

2015 Stock Incentive Plan

Employee Stock Purchase Plan

2010 Stock Incentive Plan

(Full title of the plans)

Randal W. Scott, Ph.D.

Chairman and Chief Executive Officer

Invitae Corporation

458 Brannan Street

San Francisco, California 94107

(415) 374-7782

(Name, address and telephone

number of agent for service)

Copies to:

Lee Bendekgey Chief Financial Officer and General Counsel Invitae Corporation 458 Brannan Street San Francisco, California 94107	Mike Hird Gabriella A. Lombardi Patty M. DeGaetano Pillsbury Winthrop Shaw Pittman LLP 2250 Hanover Street Palo Alto, California 94304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Smaller reporting company
(Do not check if smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share:
To be issued under the 2015 Stock Incentive Plan	4,370,452(2)	$17.21 (4)	$75,215,479	$8,741
To be issued under the Employee Stock Purchase Plan	325,000	$14.63 (5)	$4,754,750	$553
Subject to outstanding options under the 2010 Stock Incentive Plan	2,074,047(3)	$5.05 (6)	$10,473,938	$1,218
Total	6,769,499		$90,444,167	$10,512

(1)          Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers any additional securities that may be offered or issuable under the 2015 Stock Incentive Plan (“2015 Stock Plan”), Employee Stock Purchase Plan (the “ESPP”) and 2010 Stock Incentive Plan (the “2010 Stock Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)          Consists of 4,250,000 shares of Common Stock that were reserved for issuance under the 2015 Stock Plan and 120,452 shares of Common Stock originally reserved for issuance under the 2010 Stock Plan that became available for issuance under the 2015 Stock Plan upon the completion of Registrant’s initial public offering.  To the extent that awards outstanding under the 2010 Stock Plan as of the date of this Registration Statement are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares subject to such awards will be available for future issuance under the 2015 Stock Plan. See footnote 3 below.

(3)          Represents shares of Common Stock reserved for issuance pursuant to stock awards outstanding under the 2010 Stock Plan as of the date of this Registration Statement. Any shares of Common Stock that are subject to outstanding awards under the 2010 Stock Plan that expire, are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2010 Stock Plan will be available for issuance under the 2015 Stock Plan. See footnote 2 above.

(4)          Estimated pursuant to Rules 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on February 12, 2015.

(5)          Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on February 12, 2015. Pursuant to the ESPP, the purchase price of Common Stock will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.

(6)          Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.05, the weighted-average exercise price of awards outstanding under the 2010 Stock Plan as of February 12, 2015.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Invitae Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)           The Registrant’s Prospectus dated February 11, 2015 and filed with the Commission on February 12, 2015, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statements on Form S-1, as amended (Files No. 333-201433 and 333-202040), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)           The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A/A, filed on February 11, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, reports furnished on Form 8-K subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such reports that are filed or deemed filed as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant’s restated certificate of incorporation contains provisions that limit the personal liability of its directors for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware, or the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•                  any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or any transaction from which the director derived an improper personal benefit.

The Registrant’s restated certificate of incorporation and amended and restated bylaws provide that it is required to indemnify its directors, in each case to the fullest extent permitted by the DGCL. The Registrant’s bylaws also provide that it shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of the DGCL. The Registrant has entered into agreements to indemnify its directors and the Registrant expects to continue to enter into agreements to indemnify its directors. Prior to the closing of the Registrant’s initial public offering, it plans to amend and restate its indemnification agreements with its directors and to enter into similar agreements with each of its officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of the Registrant’s directors in any action or proceeding.

The limitation of liability and indemnification provisions in the Registrant’s restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description

4.1

Specimen common stock certificate of Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-201433), as declared effective by the Commission on February 11, 2015 (the “Registrant’s Form S-1”)).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Form S-8).

99.1	2010 Stock Incentive Plan, as amended to date (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1).

99.2

Form of Notice of Stock Option Grant and Stock Option Agreement—Standard Exercise for options granted under 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1).

99.3	Form of Notice of Stock Option Grant and Stock Option Agreement—Early Exercise for options granted under 2010 Stock Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form S-1).

99.4	2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Form S-1).

99.5

Form of Notice of Stock Option Grant and Non-Qualified Stock Option Agreement for awards granted under the 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Form S-1).

99.6	Form of Notice of Restricted Stock Award and Restricted Stock Agreement for awards granted under the 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Form S-1).

99.7	Form of Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Form S-1).

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on the 12th day of February, 2015.

INVITAE CORPORATION

By	/s/ Randal W. Scott, Ph.D.
Randal W. Scott, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randal W. Scott and Lee Bendekgey, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Randal W. Scott, Ph.D.	Chairman of the Board of Directors and Chief Executive Officer	February 12, 2015
Randal W. Scott, Ph.D.	(Principal Executive Officer)

/s/ Lee Bendekgey	Chief Financial Officer, General Counsel and Secretary	February 12, 2015
Lee Bendekgey	(Principal Financial Officer)

/s/ Patricia E. Dumond	Vice President, Finance	February 12, 2015
Patricia E. Dumond	(Principal Accounting Officer)

/s/ Sean E. George, Ph.D.		February 12, 2015
Sean E. George, Ph.D.	President, Chief Operating Officer and Director

/s/ Eric Aguiar, M.D.		February 12, 2015
Eric Aguiar, M.D.	Director

/s/ Geoffrey S. Crouse		February 12, 2015
Geoffrey S. Crouse	Director

INDEX TO EXHIBITS

Exhibit No.	Description

4.1

Specimen common stock certificate of Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-201433), as declared effective by the Commission on February 11, 2015 (the “Registrant’s Form S-1”)).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Form S-8).

99.1	2010 Stock Incentive Plan, as amended to date (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1).

99.2

Form of Notice of Stock Option Grant and Stock Option Agreement—Standard Exercise for options granted under 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1).

99.3	Form of Notice of Stock Option Grant and Stock Option Agreement—Early Exercise for options granted under 2010 Stock Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form S-1).

99.4	2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Form S-1).

99.5

Form of Notice of Stock Option Grant and Non-Qualified Stock Option Agreement for awards granted under the 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Form S-1).

99.6	Form of Notice of Restricted Stock Award and Restricted Stock Agreement for awards granted under the 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Form S-1).

99.7	Form of Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Form S-1).